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                                                                     Exhibit 5.1
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                           [ROPES & GRAY LETTERHEAD]

                              May 31, 2001

Applied Extrusion Technologies, Inc.
3 Centennial Drive
Peabody, Massachusetts  01960

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 500,000 shares of common stock, $.01 par value (the "Shares"), of Applied Extrusion Technologies, Inc. (the "Company") to be issued under the Applied Extrusion Technologies, Inc. 2001 Stock Option Plan for Directors (the "Directors' Plan").

     We have acted as counsel for the Company in connection with the Directors' Plan and are familiar with the actions taken by the Company in connection therewith. For purposes of this opinion, we have examined copies of the Registration Statement, the Directors' Plan and such other documents as we have deemed appropriate.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and that the Shares, when issued and sold in accordance with the terms of the Directors' Plan, will have been validly issued and will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement.

                                   Very truly yours,

                                   /s/ Ropes & Gray

                                   Ropes & Gray